UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

WellCare Health Plans, Inc. (referred to in this Form 8-K/A as “we,” “our,” “us,” or the “Company”) is hereby amending its Current Report on Form 8-K (this “Amendment”) filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2008 (the “Original 8-K”) solely to clarify certain information related to its previously announced restatement, as described below.  This Amendment does not represent an updating of any information contained in the Original 8-K other than the clarification set forth below and the information contained in the Original 8-K continues to speak as of July 21, 2008, the date of issuance of the Original 8-K.

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 21, 2008, we filed the Original 8-K with the SEC disclosing that, upon the recommendation of the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”), the Board concluded on July 21, 2008 that our previously issued consolidated financial statements for the years ended December 31, 2004, 2005 and 2006, and our previously issued unaudited condensed consolidated financial statements for the three months ended March 31 and June 30, 2007, need to be restated and, therefore, should no longer be relied upon.

We are amending the Original 8-K solely to clarify that our previously announced restatement of the audited consolidated financial statements for the 2004, 2005 and 2006 fiscal years also includes a restatement of the unaudited consolidated financial statements for each of the quarters ended March 31, June 30 and September 30 within each of those three fiscal years.  Therefore, our previously issued unaudited consolidated financial statements for each of the first three quarters of the 2004, 2005 and 2006 fiscal years should no longer be relied upon.

Because of the nature of the accounting errors identified and previously disclosed in the Original 8-K, the anticipated full year impact of the restatement on the 2004-06 financial statements is distributed evenly to each of the affected quarters.  For example, the Original 8-K disclosed that Premium revenues for the 2004 fiscal year are expected to be reduced by approximately $11 million and therefore the impact on that line item for each of the quarters in 2004 is expected to be $11 million divided by four, or approximately $2.75 million.

As previously disclosed, the anticipated impact and amounts of the restatement were based on our expectations as of the date of issuance of the Original 8-K and we can not provide any assurances that the final impact and the amounts of the restatement will not differ materially from the estimates described in the Original 8-K.

Disclosures About Forward-Looking Statements

This Current Report on Form 8-K/A contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Report Act of 1995.  All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “potential” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding expected materiality or significance, the quantitative effects of the restatement, and any anticipated conclusions of the Company, the Audit Committee or management.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, as well as our expectations regarding materiality or significance, the restatement’s quantitative effects, the effectiveness of our disclosure controls and procedures, and material weaknesses in internal control over financial reporting, to differ materially from those in the forward-looking statements. These factors include, among other things, the risk that additional information may arise from the preparation of our restated consolidated financial statements and that our internal control over financial reporting may be inadequate or have weaknesses of which we are not currently aware or which have not been detected.   Furthermore, there can be no assurance that additional issues or matters will not arise from the matters discussed in the Original 8-K under “Other Proceedings.”

For a discussion of a variety of risk factors affecting our business and prospects, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”), as supplemented by the reports we have filed since the 2006 10-K, as well as the additional risk factors noted below.

As noted, the Company is subject to pending investigations by federal and state regulatory and enforcement agencies.  In the event those, or any future, investigations result in criminal or other sanctions against the Company for health care related violations or otherwise, it could be disqualified from doing business in one or more jurisdictions under various statutes, regulations and contracts.

In addition, sanctions in the form of fines, penalties and interest, among other things, could be imposed on the Company, and the Company could be disqualified from participating in one or more health care funding programs which are material to its business.  Any such disqualifications and/or sanctions could have a material adverse effect on the Company’s business, operations, financial results and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2008	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser Heath Schiesser President and Chief Executive Officer